Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2019 THIRD QUARTER RESULTS

-----------------

Third Quarter Highlights Include:

•	Net Income Equaled $10.6 Million; Adjusted Net Income(1) Rose to $16.0 Million
•	Diluted EPS Totaled 60 Cents; Adjusted Diluted EPS(1) Equaled 91 Cents
•	Gross Profit Increased 8 Percent to $35.8 Million from $33.1 Million
•	Revenues Rose 21 Percent to an All-Time Record $359.3 Million from $296.4 Million

Year-to-Date Highlights Include:

•	Net Income Totaled $31.4 Million; Adjusted Net Income(1) Rose 17 Percent to $45.2 Million
•	Diluted EPS Equaled $1.79; Adjusted Diluted EPS(1) Totaled $2.57
•	Gross Profit Increased 13 Percent to $103.4 Million from $91.3 Million
•	Revenues Grew 12 Percent to $903.6 Million from $808.8 Million

Looking Forward for Fiscal Year 2019:

•	CEO Cole Expects Record Revenue and over 20 Percent Increase in Adjusted Diluted EPS for Full Year

_______________________________________________

SANTA PAULA, Calif. (Sept. 5, 2019)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2019 third quarter revenues rose to the highest single-period total in company history.  The company, a global avocado-industry leader and rapidly expanding provider of value-added fresh food, also announced that gross profit, operating income and adjusted net income all tracked substantially higher than last year.

For the three months ended July 31, 2019, net income totaled $10.6 million, equal to $0.60 per diluted share.  This compares with net income of $12.4 million, or $0.70 per diluted share, in last year’s third quarter.  Excluding certain items impacting comparability, the company reported adjusted net income(1) of $16.0 million, equal to $0.91 per adjusted diluted share, which compares with $15.1 million, or $0.86 per adjusted diluted share, in the corresponding quarter last year.

Third quarter revenues rose 21 percent to a record $359.3 million from $296.4 million in the year earlier corresponding quarter.  Gross profit advanced to $35.8 million, or 10.0 percent of revenues, an eight percent increase from $33.1 million, equal to 11.2 percent of revenues, in the third period of 2018.  Operating income registered a 12 percent increase, climbing to $21.6 million from $19.2 million in the fiscal 2018 third quarter.

(1) Adjusted financial metrics, such as adjusted net income and adjusted EPS, used throughout this release are non‑GAAP measures that exclude items affecting comparability. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial tables that accompany this release.

Chairman, President and Chief Executive Officer Lee E. Cole stated: “As forecast, Calavo posted strong operating results in the third quarter, maintaining the company’s trajectory toward a record performance this fiscal year.”

Cole continued: “The Fresh segment continues to power overall results, with sales increasing 38 percent and total gross profit for the segment expanding by 70 percent in the most recent quarter. Calavo’s expertise in avocado sourcing, production and sales management have enabled us to successfully navigate a range of different market conditions this year, including this most recent quarter during which strong consumer demand outpaced a lower overall industry supply.

“As foreshadowed in our second quarter earnings release, the short supply and sharp increase in prices for avocados used in our Calavo Foods segment adversely impacted gross profit during our third fiscal quarter.  However, we did see fruit input costs easing at the end of our third quarter which supports our expectation for improved performance in the coming fourth quarter (further described in Outlook below).

“In the third quarter, Renaissance Food Group (RFG) generated higher sales and turned in sharply improved gross profit performance – nearly three-fold higher – than realized in the company’s fiscal second quarter.  We are especially encouraged by the improved efficiency of our manufacturing operations, where certain factors that challenged RFG in the first half of the year – namely raw-materials cost, quality and availability – have abated.”

Year-to-date net income through July 31, 2019 totaled $31.4 million, or $1.79 per diluted share, which compares with $33.6 million, equal to $1.91 per diluted share in the initial three quarters last year.  Excluding certain items impacting comparability, the company reported that nine-month adjusted net income(1) increased by 17 percent to $45.2 million, equal to $2.57 per adjusted diluted share, which compares with $38.7 million, or $2.20 per adjusted diluted share, in the corresponding period last year.

Nine-month revenues rose by 12 percent to $903.6 million from $808.8 million in the fiscal 2018 initial three quarters.  Year-to-date gross profit climbed 13 percent to $103.4 million, or 11.4 percent of revenues, from $91.3 million, or 11.3 percent of revenues, in the corresponding period one year ago.  Operating income increased 25 percent to $61.2 million versus $49.1 million in the like three quarters of fiscal 2018.

In Calavo’s Fresh segment, third quarter sales grew 38 percent to $207.0 million from $149.8 million in the like quarter of  fiscal 2018.  Higher industry prices for avocados, along with a double-digit increase in tomato unit sales, principally drove top-line growth in the segment in the most recent quarter.  Fresh segment gross profit climbed by more than $10 million, or about 70 percent, to $25.3 million, or 12.2 percent of segment sales, from $14.9 million, or 10.0 percent of segment sales in last year’s third quarter.  Segment gross profit and margin expansion principally reflect the underlying strength of Calavo’s avocado sourcing, production and sales platform that continues “executing exceptionally well,” according to the company.  Total Fresh segment (avocados, tomatoes and papayas) unit volume totaled 4.7 million in the most recent quarter, which compares with 4.9 million units in last year’s third period.

Third quarter sales in the RFG segment rose five percent to $127.5 million from $121.2 million in the corresponding quarter of fiscal 2018.  The upward sales trend line is indicative of expanded customer relationships in regions where RFG has added manufacturing capabilities in recent years, most notably the segment’s Georgia production facility, which completed its first full quarter of operation.  Partially offsetting that growth were lower sales from one of the segment’s co-pack partners stemming from issues discussed in last quarter’s release. Gross profit in the segment totaled $7.6 million, or 6.0 percent of segment sales.  This compares with gross profit of $10.0 million, or 8.2 percent of segment sales in the fiscal 2018 third quarter.  Segment gross profit in the most recent quarter represents an improvement of $4.9 million, or 177 percent from $2.8 million, or 2.4 percent of segment sales, from the immediately preceding quarter.  The company said that the sharp quarter-to-quarter gross profit and margin increase primarily reflect a more favorable raw ingredient environment and improved efficiency across the segment’s manufacturing footprint.

Calavo Foods segment third quarter sales totaled $24.8 million versus $25.3 million in the corresponding period last year. Segment gross profit totaled $2.8 million, equal to 11.4 percent of segment sales, which compares with $8.1 million, or 32.1 percent of segment sales, in the fiscal 2018 third period.  As stated in CEO Cole’s comments above, Calavo Foods segment gross profit and margin were impacted by substantially higher avocado input costs versus a year ago.

Total selling, general and administrative (SG&A) expense in the most recent quarter equaled $14.3 million, or 4.0 percent of total company revenues, which compares with $13.9 million or 4.7 percent of total revenues, in the third period last year.  As a point of note, Calavo expanded its top line by 21 percent with just a modest increase in SG&A expense, indicative of the company’s capacity to support incremental revenue and profit growth.

Third quarter results include a non-cash, unrealized loss of approximately $5.1 million on the company’s ownership interest in Limoneira Company.  (Owing to a recent generally accepted accounting principle – or “GAAP” – rule change, unrealized “paper” gains and losses on investments are now included in the company’s income statement.)  The company’s loss from unconsolidated subsidiaries narrowed by nearly $1.2 million to $2.5 million in the most recent quarter from approximately $3.7 million in the fiscal 2018 third quarter.  The reduced loss from unconsolidated subsidiaries both on a sequential and year-over-year basis reflects a  narrower loss in the most recent period at FreshRealm.

Outlook

Looking forward, CEO Cole stated: “Based on our operating performance in the most-recent quarter and fiscal 2019 to date, Calavo enters our final quarter squarely on target to post record revenues and adjusted diluted earnings per share—and I am forecasting an increase of over 20 percent in adjusted diluted earnings per share.

“Underscoring my optimism and confidence is the robust performance of our Fresh avocado segment, which continues to execute extremely well. Our breadth of resources enables our leadership position in the long-term expansion of the avocado industry.  Calavo has demonstrated strength navigating this dynamic market across a range of conditions and, even though total all-source industry volume was lower than we expected in the third quarter, we continue to anticipate an increase in Fresh segment gross profit for the full year exceeding 50 percent.”

Cole continued: “Our RFG segment, as previously forecast, continues to improve; the notable quarter-to-quarter increase in sales and gross profit are promising indicators.  In particular, the results this quarter from our established manufacturing facilities give us added confidence in our long-term strategy of bringing more of our manufacturing operations under direct company control. While we continue to make advances optimizing our existing manufacturing operations, we are also investing in new facilities to build stronger footholds in additional regions.  Following our first full quarter of production in Georgia, our newest production facility in the Pacific Northwest is coming online during the fourth quarter, which should bolster our long-term growth potential. For the full year 2019, we continue to forecast high-single-digit revenue growth and an overall gross profit percentage that is slightly higher than our year-to-date results for RFG.

“I reiterate that Calavo Foods remains a highly complementary part of the company’s business strategy, extending our brand presence both in the retail and food-service categories.  Gross profit and margin have been adversely impacted by high avocado prices this year.  However, we anticipate month-to-month improvement across the fourth quarter with margins nearing the segment’s historic norms by the end of the fiscal year. We are also expecting stronger top-line sales growth during the final quarter, leading to mid-single-digits sales growth for the year for our Foods segment.

“FreshRealm, the unconsolidated subsidiary in which Calavo holds a minority ownership stake, made some further progress. The business’ newest customers continued to ramp (leading to sequential quarter growth in sales) and its cost-reduction program led to lower loss realization.

“We advance toward the conclusion of fiscal 2019 in a very strong position that underscores my confidence for Calavo’s potential for the current year and well into the future.  Our company has in place a very strong, flexible strategic platform – with multiple revenue and profit drivers – capable of performing well across a range of market conditions as Calavo has repeatedly demonstrated.  With so much to build on, I look forward to the course ahead and reporting our continued progress,” Cole concluded.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation and Reform Act of 1995, that involve risks, uncertainties and assumptions. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, any projections of revenue, gross profit, expenses, gain/(loss) on Limoneira shares, income/(loss) from unconsolidated entities, earnings, earnings per share, tax provisions, cash flows, currency exchange rates, the impact of acquisitions or debt or equity investments or other financial items; any statements of the plans, strategies and objectives of management for future operations, including execution of restructuring and integration (including information technology systems integration) plans; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Calavo and its financial performance, whether attributable to Calavo or any of its unconsolidated entities; any statements regarding pending investigations, legal claims or tax disputes; any statements of expectation or belief; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated subsidiaries; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic trends and events; the competitive pressures faced by Calavo's businesses; the development and transition of new products and services (and the enhancement of existing products and services) to meet customer needs; integration and other risks associated with business combinations; the hiring and retention of key employees; the resolution of pending investigations, legal claims and tax disputes; any risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and trade protection measures, such as import/export/customs duties, tariffs and/or quotas); any risks associated with receivables from and/or equity investments in unconsolidated subsidiaries; and other risks, including, without limitation, those items discussed in Calavo’s latest filed Annual Report on Form 10-K and those detailed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Source: Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31,	October 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,168	$1,520
Accounts receivable, net of allowances of $4,122 (2019) and $3,227 (2018)	87,977	66,143
Inventories, net	46,340	35,044
Prepaid expenses and other current assets	7,248	16,727
Advances to suppliers	5,140	5,555
Income taxes receivable	361	3,521
Total current assets	152,234	128,510
Property, plant, and equipment, net	131,245	122,143
Investment in Limoneira Company	33,194	42,609
Investment in unconsolidated entities	12,860	24,805
Deferred income taxes	4,377	4,377
Goodwill	18,262	18,262
Notes receivable from FreshRealm	30,743	—
Other assets	30,132	27,030
	$413,047	$367,736
Liabilities and shareholders' equity
Current liabilities:
Payable to growers	$34,597	$14,001
Trade accounts payable	15,385	13,735
Accrued expenses	48,941	38,521
Income tax payable	—	—
Short-term borrowings	—	15,000
Dividend payable	—	17,568
Current portion of long-term obligations	754	118
Total current liabilities	99,677	98,943
Long-term liabilities:
Long-term obligations, less current portion	5,590	314
Deferred rent	3,631	2,678
Other long-term liabilities	4,987	842
Total long-term liabilities	14,208	3,834
Commitments and contingencies
Total shareholders' equity	299,162	264,959
	$413,047	$367,736

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2019	2018	2019	2018

Net sales	$359,332	$296,419	$903,601	$808,752
Cost of sales	323,557	263,349	800,152	717,403
Gross profit	35,775	33,070	103,449	91,349
Selling, general and administrative	14,295	13,893	44,228	42,285
Gain on sale of Temecula packinghouse	75	—	2,002	—
Operating income	21,555	19,177	61,223	49,064
Interest expense	(228)	(135)	(847)	(654)
Other income, net	936	406	2,332	831
Unrealized and realized net loss on Limoneira shares	(5,116)	—	(8,262)	—
Income before provision for income taxes and loss from unconsolidated entities	17,147	19,448	54,446	49,241
Provision for income taxes	3,987	3,403	11,093	12,469
Net loss from unconsolidated entities	(2,510)	(3,677)	(11,944)	(3,399)
Net income	10,650	12,368	31,409	33,373
Less: Net loss (income) attributable to noncontrolling interest	(47)	(18)	26	238
Net income attributable to Calavo Growers, Inc.	$10,603	$12,350	$31,435	$33,611

Calavo Growers, Inc.’s net income per share:
Basic	$0.61	$0.71	$1.79	$1.92
Diluted	$0.60	$0.70	$1.79	$1.91

Number of shares used in per share computation:
Basic	17,525	17,481	17,517	17,475
Diluted	17,605	17,581	17,589	17,567

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh	Calavo
	products	Foods	RFG	Total

Three months ended July 31, 2019
Net sales	$206,989	$24,832	$127,511	$359,332
Cost of sales	181,668	22,000	119,889	323,557
Gross profit	$25,321	$2,832	$7,622	$35,775

Three months ended July 31, 2018
Net sales	$149,834	$25,340	$121,245	$296,419
Cost of sales	134,903	17,199	111,247	263,349
Gross profit	$14,931	$8,141	$9,998	$33,070

      For the three months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $0.5 million and $0.3 million between Fresh products and RFG were eliminated.  For the three months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $1.0 million and $0.8 million between Calavo Foods and RFG were eliminated.  For the three months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $0.2 million and $0.1 million between Fresh products and Calavo Foods were eliminated.

	Fresh	Calavo
	products	Foods	RFG	Total

Nine months ended July 31, 2019
Net sales	$474,779	$68,258	$360,564	$903,601
Cost of sales	400,902	52,671	346,579	800,152
Gross profit	$73,877	$15,587	$13,985	$103,449

Nine months ended July 31, 2018
Net sales	$410,554	$66,290	$331,908	$808,752
Cost of sales	366,246	44,622	306,535	717,403
Gross profit	$44,308	$21,668	$25,373	$91,349

      For the nine months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $1.4 million and $1.0 million between Fresh products and RFG were eliminated. For the nine months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $2.7 million and $2.5 million between Calavo Foods and RFG were eliminated. For the nine months ended July 31, 2019 and 2018, inter-segment sales and cost of sales of $0.4 million and $0.2 million between Fresh products and Calavo Foods were eliminated.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2019	2018	2019	2018

Net income attributable to Calavo Growers, Inc.	$10,603	$12,350	$31,435	$33,611
Non-GAAP adjustments:
Non-cash losses recognized from FreshRealm (a)	2,299	3,515	11,885	3,515
Gain on sale-Temecula packinghouse, net sales commission (b)	—	—	(1,572)	—
One-time, non-cash tax charges from Tax Cut & Jobs Act (c)	—	—	—	1,702
Certain management transition expenses (d)	—	—	—	891
Net loss on Limoneira shares (e)	5,116	—	8,262	—
Tax impact of adjustments (f)	(2,002)	(758)	(4,848)	(1,035)
Adjusted net income attributed to Calavo Growers, Inc.	$16,016	$15,107	$45,162	$38,684

Calavo Growers, Inc.’s net income per share:
Diluted EPS (GAAP)	$0.60	$0.70	$1.79	$1.91
Adjusted Diluted EPS	$0.91	$0.86	$2.57	$2.20

Number of shares used in per share computation:
Diluted	17,605	17,581	17,589	17,567

(a)For the three months ended July 31, 2019 and 2018, FreshRealm incurred losses totaling $6.2 million and $7.1 million, of which we recorded $2.3 million and $3.5 million of non-cash losses during our third fiscal quarter of 2019 and 2018.  For the nine months ended July 31, 2019 and 2018, FreshRealm incurred losses totaling $25.0 million and $20.9 million, of which we recorded $11.9 million and $3.5 million of non-cash losses during the first nine months of fiscal 2019 and 2018.  Additional details regarding FreshRealm will be included in Calavo’s quarterly report on Form 10-Q soon to be filed with the U.S. Securities and Exchange Commission for the three months ended July 31, 2019.

(b)During the second quarter of fiscal 2019, we sold our Temecula, Calif., packinghouse for $7.1 million in cash ($6.7 million, net of transaction costs totaling $0.4 million) and, concurrently, leased back a portion of the facility representing approximately one-third of the total square footage.  As a result, we recognized a gain of approximately $1.9 million ($1.6 million net of sales commissions) in our second quarter.

(c)First quarter of fiscal 2018 results include the company’s estimate for the effects of the Tax Cuts and Jobs Act.  Calavo recorded a one-time, non-cash charge due to the revaluation of our net deferred tax assets and the transition tax on the deemed repatriation of foreign earnings.

(d)First quarter of fiscal 2018 results include higher stock-based compensation expense related to senior management transitions, which does not impact the underlying cost structure of the company.

(e)In the first quarter of fiscal 2019, we adopted a new ASU which requires us to record changes in fair value of equity investments, including our investment in Limoneira (LMNR) common stock, in net income during the period.  In the third quarter, we recorded $5.1 million in unrealized losses related to these mark-to-market adjustments, which previously would have been recorded in other comprehensive income.  For the nine months ended July 31, 2019, we recorded $8.2 million in unrealized losses related to these mark-to-market adjustments.  Additionally, we sold 51,271 shares of Limoneira stock during the first quarter of fiscal 2019 and recorded a loss of $0.1 million.

(f)Tax impact of non-GAAP adjustments are based on the prevailing year-to-date tax rates in each period and adjusted to the one-time tax charges mentioned in note (c).